Exhibit 14

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Seasons Series Trust of our report dated May 29, 2024, relating to the financial statements and financial highlights of SA Allocation Moderate Growth Portfolio and SA Multi-Managed Moderate Growth Portfolio, which appears in Seasons Series Trust’s Annual Report on Form N-CSR for the year ended March 31, 2024. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

December 13, 2024